UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2006

BEVERLY HILLS BANCORP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21845	93-1223879
(Commission File Number)	(I.R.S. Employer Identification No.)

23901 Calabasas Road Suite 1050 Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 223-8084

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Trust Preferred Securities Transactions

On December 28, 2006, Beverly Hills Bancorp Inc. and its newly formed subsidiary, Beverly Hills Statutory Trust II, a Delaware statutory trust, entered into a Purchase Agreement with Zions First National Bank, as purchaser, pursuant to which the Trust sold to the purchaser $5,000,000 of the Trust’s capital securities, liquidation amount $1,000 per capital security. The capital securities represent undivided beneficial interests in the Trust’s assets, which consist primarily of Beverly Hills Bancorp Inc.’s Floating Rate Junior Subordinated Debt Securities described below. The Trust’s capital securities mature on March 6, 2037, and are redeemable, at par, at Beverly Hills Bancorp Inc.’s option at any time on or after March 6, 2012.

The holders of the Trust’s capital securities are entitled to quarterly distributions at a variable annual rate, which resets quarterly, equal to the 3-month LIBOR rate, plus 1.78% per annum, of the liquidation amount of $1,000 per capital security, subject to Beverly Hills Bancorp Inc.’s right to defer interest payments under the Floating Rate Junior Subordinated Debt Securities as described below. The annual distribution rate payable with respect to the capital securities was 7.14% at December 28, 2006.

Beverly Hills Bancorp Inc., itself, purchased $155,000 of the Trust’s common securities, liquidation amount $1,000 per common security. The terms and provisions of the Trust’s capital securities and common securities are set forth in the Trust’s Amended and Restated Declaration of Trust, dated December 28, 2006, under which Wilmington Trust Company serves as institutional trustee.

In connection with the Trust’s sale of the capital securities, Beverly Hills Bancorp Inc. entered into a Guarantee Agreement pursuant to which it guaranteed, on a subordinated basis, all distributions and payments under the Trust’s capital securities upon liquidation, redemption, or otherwise, but only to the extent the Trust fails to pay such distributions from payments under the Floating Rate Junior Subordinated Debt Securities it holds from Beverly Hills Bancorp Inc.

The Trust used the proceeds from the sale of its capital securities and its common securities to purchase from Beverly Hills Bancorp Inc. $5,155,000 aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due 2037. The Debt Securities bear interest at the same variable annual rate, reset quarterly, as the Trust’s capital securities. So long as no “event of default” (as defined in the Indenture relating to the Debt Securities) has occurred, Beverly Hills Bancorp Inc. will have the right to defer the payment of interest on the Debt Securities for up to 20 consecutive quarterly periods, except that no extension period may extend beyond the maturity of the Debt Securities. During any deferral period, Beverly Hills Bancorp Inc. may not pay dividends or make certain other distributions or payments as provided in the Indenture. The Debt Securities mature on March 6, 2037, and are redeemable at par, at Beverly Hills Bancorp Inc.’s option, at any time on or after March 6, 2012.

Payments under the Debt Securities are subordinated and junior in right of payment to the prior payment of all other indebtedness of Beverly Hills Bancorp Inc. that, by its terms, is not similarly subordinated.

The Debt Securities may be declared immediately due and payable at the election of the trustee under the Indenture or the holders of 25% of aggregate principal amount of the Trust’s outstanding capital securities if Beverly Hills Bancorp Inc. defaults in the payment of interest (subject to its right to defer interest payments as described above) or principal under the Debt Securities and upon the occurrence of other events of defaults described in the Indenture.

Use of Proceeds

Beverly Hills Bancorp Inc. intends to use the net proceeds from the trust preferred transactions described above to augment its working capital.

Item 3.02 Unregistered Sales of Equity Securities

See the discussion in Item 2.03, above, which is incorporated herein by reference. The Trust’s capital securities were sold and issued in a transaction exempt from registration under the Securities act of 1933. No underwriting discounts or commissions or placement fees were paid in connection with the sale of the Trust’s capital securities or the other transactions described in Item 2.03, above.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

The following exhibits are contained in this report:

Exhibit No.	Description
4.1	Form of Capital Security Certificate evidencing the capital securities of Beverly Hills Statutory Trust II.

4.2	Form of Common Security Certificate evidencing common securities of Beverly Hills Statutory Trust II.

4.3	Form of Beverly Hills Bancorp Inc. Floating Rate Junior Subordinated Debt Security due 2037.

10.1	Purchase Agreement, dated December 28, 2006, among Beverly Hills Bancorp Inc., Beverly Hills Bancorp Statutory Trust II, and Zions First National Bank.

10.2	Amended and Restated Declaration of Trust among Beverly Hills Bancorp Inc., as sponsor, the Administrators named therein, and Wilmington Trust Company, as institutional and Delaware trustee.

10.3	Guarantee Agreement between Beverly Hills Bancorp Inc. and Wilmington Trust Company, as guarantee trustee.

10.4	Indenture between Beverly Hills Bancorp Inc. and Wilmington Trust Company, as indenture trustee.

99.1	Press Release dated December 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEVERLY HILLS BANCORP INC.

By:	/s/ Takeo Sasaki
Takeo Sasaki
Chief Financial Officer

Dated: January 3, 2007